Exhibit 99.2

NII HOLDINGS ANNOUNCES PRICING OF CONVERTIBLE NOTES OFFERING

RESTON, Va., August 9, 2018 - NII Holdings, Inc. [NASDAQ: NIHD] (“NII Holdings”) today announced the pricing of its offering of $100,000,000 aggregate principal amount of 4.25% Convertible Senior Notes due 2023 (the “notes”). The notes will be privately placed with qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, NII Holdings is expected to grant the initial purchasers a 30-day option to purchase up to an additional $15,000,000 aggregate principal amount of the notes. The sale of the notes is expected to close on August 14, 2018, subject to the satisfaction of customary closing conditions.
The notes will pay interest semi-annually in cash on February 15 and August 15 at a rate of 4.25% per year, commencing February 15, 2019. The notes will mature on August 15, 2023, unless earlier converted, redeemed or repurchased.
The notes are convertible under certain circumstances prior to February 15, 2023 and, thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date of the notes, into NII Holdings common stock at a conversion rate of 160.9658 shares per $1,000 principal amount of the notes (equal to an initial conversion price of approximately $6.21 per share, which represents a 25% conversion premium to the last reported sale price of $4.97 per share of NII Holdings common stock on the Nasdaq Global Select Market on August 8, 2018), subject to adjustment in certain circumstances. Upon a surrender of the notes for conversion, NII Holdings will satisfy its obligation by paying or delivering, at its election, cash, shares of its common stock, or a combination of cash and shares of its common stock.
Holders may require NII Holdings to repurchase the notes upon the occurrence of certain designated events at a repurchase price equal to the principal amount of the notes plus accrued and unpaid interest, if any, to the repurchase date.
NII Holdings estimates that the net proceeds from the offering of the notes will be approximately $95.4 million (or $109.8 million if the initial purchasers of the notes exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by NII Holdings. NII Holdings intends to use the net proceeds from the notes offering for general corporate purposes, which may include, without limitation, to fund the cash flow needs of Nextel Brazil.
The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About NII Holdings, Inc.

NII Holdings, Inc., a publicly held company based in Reston, Virginia, is a provider of mobile communication services for individual consumers who use our services to meet both professional and personal needs in Brazil. NII Holdings, operating under the Nextel brand, offers fully integrated wireless communication tools with digital cellular voice services, data services, international voice and data roaming services and other value-added services. Visit NII Holdings’ website at www.nii.com.
Nextel, the Nextel logo and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

Safe Harbor Statement
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business and economic outlook, future performance, as well as other statements that are not historical facts, are forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Future performance cannot be assured and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include the risks and uncertainties relating to: the impact of liquidity constraints, including the inability to access escrowed funds when expected, the impact of more intense competitive conditions and changes in economic conditions in Brazil, the performance of the Company’s networks, the Company’s ability to provide services that customers want or need, the Company’s ability to execute its business plan, and the additional risks and uncertainties that are described in NII Holdings' Annual Report on Form 10-K for the year ended December 31, 2017, as well as in other reports filed from time to time by NII Holdings with the Securities and Exchange Commission. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.

Media Contacts:
NII Holdings, Inc.
12110 Sunset Hills Road, Suite 600
Reston, Virginia 20190
(703) 390-5100
www.nii.com

Investor and Media Relations: Dan Freiman
(703) 547-5209
dan.freiman@nii.com